Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

VP Finance and Asst. Treasurer

St. George, UT 84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: October 9, 2006

SKYWEST, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

ST. GEORGE, UT, PR Newswire / -- SkyWest, Inc. (NASDAQ: SKYW) today announced the appointment of Margaret “Peg” S. Billson to its Board of Directors as a director of SkyWest, effective October 4, 2006.  Ms. Billson will also serve on the Compensation Committee of SkyWest’s Board of Directors. She is currently the Chief Operating Officer (“COO”) for Eclipse Aviation Corporation (“Eclipse”) and has served in that position since August 2005. As the COO for Eclipse, Ms. Billson has responsibility for setting strategic direction, all areas of operations including engineering, program management, management of information systems and supply chain management.  Prior to joining Eclipse, Ms. Billson served as the Vice President and General Manager of Honeywell International Inc.’s Airframe Systems business, as well as Vice President of Engineering for Engines, Systems and Services, where she had responsibility for 4,000 engineers, located worldwide, and worked to develop products and technologies for leading edge propulsion engines, environmental controls and electrical power systems for commercial, military and space applications.

Ms. Billson holds a Master of Science degree in Engineering-Aerospace from California State University at Long Beach and a Bachelor of Science degree from Embry-Riddle Aeronautical University in Aeronautical Engineering.  She also holds a private pilot’s license with a multi-engine rating.  She brings over 20 years of aerospace industry leadership, including deep experience in operations, engineering, technology, customer service and product support.

Jerry C. Atkin, Chairman and CEO of SkyWest, Inc., said, “We are pleased with the addition of Peg to our talented slate of directors.  She brings a wealth of aerospace industry operating experience to the table and we look forward to her contributions to the SkyWest organization.”

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 229 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,441 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.